UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017

Tableau Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35925	47-0945740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 North 34th Street Seattle, Washington		98103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 633-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Base Salary Increases

On February 15, 2017, the Compensation Committee (the “Compensation Committee” of the Board of Directors (the “Board”) of Tableau Software, Inc. (the “Company”), pursuant to the authority delegated to the Compensation Committee by the Board, approved annual base salaries for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) listed below, in each case effective as of January 1, 2017, as set forth in the table below.

Named Executive Officer	Title	2017 Annual Base Salary
Thomas Walker	Chief Financial Officer	$400,000
Elissa Fink	Chief Marketing Officer	$325,000
Keenan Conder	EVP, General Counsel & Corporate Secretary	$325,000
Christian Chabot	Co-Founder	$100,000

Adoption of 2017 Target Bonuses

On February 15, 2017, the Compensation Committee also established target discretionary bonuses for fiscal 2017 for the above-referenced named executive officers (with the exception of Mr. Chabot, who has historically elected not to receive any such bonuses). As in past years, Mr. Walker, Ms. Fink and Mr. Conder continue to be eligible to participate in the Company’s broad-based incentive bonus plan for non-sales employees, under which qualified employees are eligible for a target bonus of up to 10% of their base salaries upon the achievement of Company performance goals. In addition, for 2017, Mr. Walker will be eligible to receive a discretionary bonus of up to $360,000, Ms. Fink will be eligible to receive a discretionary bonus of up to $130,000, and Mr. Conder will be eligible to receive a discretionary bonus of up to $130,000, in each case based on the achievement of certain Company, department and individual performance criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tableau Software, Inc.
Dated: February 17, 2017
	By:	/s/ Keenan M. Conder
Keenan M. Conder
Executive Vice President, General Counsel and Corporate Secretary